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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number   333-49871
                                                                   -------------

                          Transtel Pass Through Trust
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            (Exact name of registrant as specified in its charter)

                             c/o Wilmington Trust
                              Rodney Square North
                           1100 North Market Street
                       Wilmington, Delaware  19890-0001
                                (302) 651-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Exchange Certificates
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           (Title of each class of securities covered by this Form)

                                     None
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        (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   [ ]      Rule 12h-3(b)(1)(i)   [X]
          Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]
          Rule 12g-4(a)(2)(i)   [ ]      Rule 12h-3(b)(2)(i)   [ ]
          Rule 12g-4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                         Rule 15d-6            [ ]

     Approximate number of holders of record as of the certification or notice date: Twenty one
      ------------

     Pursuant to the requirements of the Securities Exchange Act of 1934 Transtel Pass Through Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    May 2, 2000                    By:  Wilmington Trust Company,
      -----------------                      not in its individual capacity but
                                             solely as Pass Through Trustee

                                        By:  /s/  Mary St. Amand
                                            -----------------------------------
                                        Name: Mary St. Amand
                                        Title:  Assistant Vice President

Instruction: This form is required by rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (3/99)         POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION
                        OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED
                        TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
                        OMB CONTROL NUMBER.